UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): June 27, 2025

Commercial Vehicle Group, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-34365	41-1990662
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

7800 Walton Parkway, New Albany, Ohio	43054
(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: 614-289-5360
Not Applicable
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

 Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.01 per share	CVGI	The NASDAQ Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.	☐

Item 1.01. Entry into a Material Definitive Agreement.

Term Loan Agreement

On June 27, 2025, Commercial Vehicle Group, Inc. (the “Company”) entered into a $95 million secured credit facility (the “Term Loan Facility”) pursuant to a term loan and security agreement (the “Term Loan Agreement”) with TCW Asset Management Company LLC (“TCW Management”), as administrative agent, and other lender parties thereto. All obligations of the Company under the Term Loan Agreement are unconditionally guaranteed by the Company and certain of its subsidiaries. The Company and each of its guarantor subsidiaries have granted liens in substantially all of their property to secure their respective obligations under the Term Loan Agreement, guaranties and related documents. The Term Loan Facility matures on June 27, 2030.

The proceeds of the term loans incurred under the Facility will be used, together with cash on hand of the Company, to (a) pay down the existing revolving credit facility of the Company with Bank of America, N.A. as administrative agent (the “Existing Revolving Loan Agreement”), (b) pay related transaction costs, fees and expenses incurred in connection therewith, and (c) for working capital and other lawful corporate purposes of the Company.

Interest Rates and Fees

Amounts outstanding under the Term Loan Agreement accrue interest at a per annum rate based on the consolidated total leverage ratio ranging from SOFR plus 8.75% with a leverage ratio < 3.50x to SOFR plus 10.75% with a leverage ratio > 6.25x. The interest rate shall initially be set at SOFR plus 9.75%. At the Company’s option, interest may be paid at the base rate. In connection with the initial funding of the term loan the Company shall pay to the term loan lenders a fee equal to 3.0% of the term loan amount.

Covenants and Other Terms

The Term Loan Agreement contains a maximum total leverage ratio covenant, a maximum capital expenditure covenant, an average liquidity covenant, and other customary restrictive covenants, including, without limitation, limitations on the ability of the Company and its subsidiaries to incur additional debt and guarantees; grant certain liens on assets; pay dividends or make certain other distributions; make certain investments or acquisitions; dispose of certain assets; make payments on certain indebtedness; merge, combine with any other person or liquidate; amend organizational documents; file consolidated tax returns with entities other than the Company and its subsidiaries; make material changes in accounting treatment or reporting practices; enter into certain restrictive agreements; enter into certain hedging agreements; engage in transactions with affiliates; enter into certain employee benefit plans; amend subordinated debt; and other matters customarily included in senior secured loan agreements. The Term Loan Agreement also contains customary reporting and other affirmative covenants.

The Term Loan Agreement contains customary events of default, including, without limitation, nonpayment of obligations under the Term Loan Agreement when due; material inaccuracy of representations and warranties; violation of covenants in the Term Loan Agreement and certain other documents executed in connection therewith; breach or default of agreements related to material debt; revocation or attempted revocation of guarantees; denial of the validity or enforceability of the loan documents or failure of the loan documents to be in full force and effect; certain material judgments; certain events of bankruptcy or insolvency; certain Employee Retirement Income Securities Act events; loss, theft, damage or destruction of collateral; and a change in control of the Company. Certain of the defaults are subject to exceptions, materiality qualifiers, grace periods and baskets customary for credit facilities of this type.

The Term Loan Agreement requires the Company to make mandatory prepayments (subject to reinvestment rights) with the proceeds of certain asset dispositions and upon the receipt of certain extraordinary payments (including, without limitation, insurance or condemnation proceeds, tax refunds, and judgments). In addition, the Company is required to make annual excess cash flow prepayments, and mandatory prepayments with proceeds of debt not permitted under the Term Loan Agreement.

Voluntary prepayment of amounts outstanding under the Term Loan Facility are permitted at any time, subject to a make-whole amount for first year immediately following the initial funding of the Term Loan Facility, a 4% premium for the second year and a 2% premium for the third year and the payment of customary breakage costs, if applicable.

A copy of the Term Loan Agreement is attached hereto as Exhibit 10.01 and is incorporated herein by reference. The foregoing description is qualified in its entirety by reference to the Term Loan Agreement.

Revolving Loan Agreement

On June 27, 2025, the Company and certain of its subsidiaries, as co-borrowers entered into a loan and security agreement (the “Revolving Loan Agreement”) with Bank of America, N.A. as agent, and certain financial institutions as lenders, which agreement governs the Company’s revolving credit facility (the “Revolving Credit Facility”) and amends and restates the Company’s Existing Revolving Loan Agreement. The Company and each of its co-borrower subsidiaries are jointly and severally liable for all obligations arising under the Revolving Credit Facility and have granted liens in substantially all of their property to secure their respective obligations under the Revolving Loan Agreement and related documents. The Revolving Credit Facility matures on June 27, 2030.
In accordance with the terms of the Revolving Credit Facility the Company and the other named borrowers thereunder are entitled (subject to the terms and conditions described therein) to request loans and other financial accommodations in an amount equal to the lesser of $115.0 million and a borrowing base composed of accounts and inventory. The Revolving Credit Facility comprises of a US subfacility of $100.0 million and a UK subfacility of $15 million, in each case subject to availability under the borrowing base. The US subfacility further has a first-in-last-out tranche equal to the lesser of $12.5 million and its borrowing base. The Company can increase the size of the revolving commitments thereunder by an incremental $50.0 million, subject to the consent of the lenders providing the incremental commitments. Up to an aggregate of $10.0 million is available to the Company and the other borrowers for the issuance of letters of credit, which reduces availability under the Revolving Credit Facility. Borrowings are available in US Dollars, Pounds Sterling and Euros.

Interest Rates and Commitment Fees

Amounts outstanding under the Revolving Loan Agreement accrue interest at a per annum rate based on SOFR, SONIA or EURIBOR, as applicable for the currency of the loan, with margins based on the average daily availability ranging from 1.50% if average daily availability > $50 million to 2.00% if average daily availability < $30 million. The interest rate shall initially be set at SOFR plus 1.75%. The first-in-last-out tranche shall accrue interest at a 1% higher rate. At the Company’s option, interest may be paid at the base rate.

The Company will pay an unused fee to the lenders equal to 0.25% per annum of the unused amounts under the Revolving Credit Facility.

Covenants and Other Terms

The Revolving Loan Agreement includes a springing minimum fixed charge coverage ratio of 1.0:1.0, calculated when availability is less than the greater of $10.0 million and 10% of the revolver commitments.
The Revolving Loan Agreement contains customary restrictive covenants, including, without limitation, limitations on the ability of the Company and its subsidiaries to incur additional debt and guarantees; grant liens on assets; pay dividends or make other distributions; make investments or acquisitions; dispose of assets; make payments on certain indebtedness; merge, combine with any other person or liquidate; amend organizational documents; file consolidated tax returns with entities other than the Company and its subsidiaries; make material changes in accounting treatment or reporting practices; enter into restrictive agreements; enter into hedging agreements; engage in transactions with affiliates; enter into certain employee benefit plans; amend subordinated debt; and other matters customarily included in senior secured loan agreements. The Revolving Loan Agreement also contains customary reporting and other affirmative covenants.

The Revolving Loan Agreement contains customary events of default, including, without limitation, nonpayment of obligations under the Revolving Loan Agreement when due; material inaccuracy of representations and warranties; violation of covenants in the Revolving Loan Agreement and certain other documents executed in connection therewith; breach or default of agreements related to material debt; revocation or attempted revocation of guarantees; denial of the validity or enforceability of the loan documents or failure of the loan documents to be in full force and effect; certain material judgments; certain events of bankruptcy or insolvency; certain Employee Retirement Income Securities Act events; loss, theft, damage or destruction of collateral; and a change in control of the Company. Certain of the defaults are subject to exceptions, materiality qualifiers, grace periods and baskets customary for credit facilities of this type.

Voluntary prepayments of amounts outstanding under the Revolving Credit Facility are permitted at any time, without premium or penalty, other than in respect of customary breakage costs, if applicable.

The Revolving Loan Agreement requires the borrowers to make mandatory prepayments with the receipt of any proceeds of certain insurance or condemnation awards paid in respect of revolving credit priority collateral.

A copy of the Revolving Loan Agreement is attached as Exhibit 10.2 to this Current Report on Form 8-K and is incorporated by reference herein. The description of the material terms of the Revolving Loan Agreement is qualified in its entirety by reference to such exhibit.

Warrants

In connection with entering into the Term Loan Facility, the Company issued to affiliates of TCW Management five-year warrants for the purchase of up to an aggregate of 3,934,776 shares of the Company’s common stock, issued in two equal tranches. The tranches have an exercise price of $1.58 and $2.07, respectively. Until the fourth anniversary after issuance, the Company has the right to repurchase up to 50% of each tranche of warrants at a price equal to $1.40 or $1.00, respectively, above the applicable exercise price. Upon a refinancing of the Term Loan Facility, the holders of the warrants can require the Company to repurchase up to 50% of each tranche at a price equal to the stock price of the common stock at the time of repurchase less the exercise price. The warrants contain anti-dilution adjustments that may result in a change in the number of shares of common stock issuable upon exercise. The Company also has provided TCW Management with certain information and registration rights, including agreeing to file a registration statement within 45 days to register the resale of the shares underlying the warrants, pursuant to an Investor Rights Agreement.

A copy of the form of Warrant and the Investor Rights Agreement are attached as Exhibits 10.3 and 10.4 to this Current Report on Form 8-K and is incorporated by reference herein. The description of the material terms of the warrants and investor rights is qualified in its entirety by reference to such exhibits.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under Item 1.01 of this Current Report on Form 8-K is hereby incorporated by reference into this Item 2.03.

Item 3.02. Unregistered Sales of Equity Securities.

The information set forth under Item 1.01 of this Current Report on Form 8-K is hereby incorporated by reference into this Item 3.02. The issuance and sale of the warrants described in Item 1.01 were issued and sold without registration under the Securities Act of 1933 (the “Securities Act”) in reliance on Section 4(a)(2) of the Securities Act. The future issuance and sale of shares of common stock underlying the warrants is expected to occur in reliance on Section 4(a)(2) or Section 3(a)(9) of the Securities Act.

Item 8.01. Other Events.

On June 30, 2025, the Company issued a press release announcing the aforementioned transactions described above. A copy of this press release is attached as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
10.1	Loan and Security Agreement, dated as of June 27, 2025, by and among the Company, certain of the Company’s subsidiaries, as borrowers and guarantors, TCW Asset Management Company LLC, as administrative agent, and other lender parties thereto.
10.2	Loan and Security Agreement, dated as of June 27, 2025, by and among the Company, certain of the Company’s subsidiaries, as borrowers, and Bank of America, N.A. as agent and other lender parties thereto.
10.3	Form of Warrant.
10.4	Investor Rights Agreement, dated June 27, 2025.
99.1	Press release, dated June 30, 2025.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COMMERCIAL VEHICLE GROUP, INC.

June 30, 2025	By:	/s/ Andy Cheung
	Name:	Chung Kin Cheung ("Andy Cheung")
	Title:	Chief Financial Officer